Exhibit 99.1

Media Contact:	Katie McDonald
Phone:	816-556-2365

Invester Contact:	Ellen Fairchild
Phone:	816-556-2083

GREAT PLAINS ENERGY ANNOUNCES FULL-YEAR AND
FOURTH QUARTER RESULTS FOR 2007

Operational challenges in first half 2007 led to lower annual core earnings

Kansas City, MO., February 6, 2008 – Great Plains Energy Incorporated (NYSE:GXP) today announced full-year 2007 reported earnings of $157.6 million or $1.85 per share, compared to full-year 2006 earnings of $126.0 million or $1.61 per share.  Core earnings, which exclude net mark-to-market gains and losses on energy contracts and other items, were $133.4 million or $1.57 per share on more shares outstanding for the full-year 2007, compared to $150.9 million or $1.93 per share in 2006. Reported earnings are reconciled to core earnings in attachment B and C.

Compared to 2006, full-year 2007 core earnings were favorably impacted by weather, increased wholesale revenues, new retail rates, and increased customer usage at Kansas City Power & Light (KCP&L), as well as higher delivered volumes at Strategic Energy. These positive factors were more than offset by the impact of plant outages during the first and second quarters at KCP&L, lower gross margin, increased bad debt expense, a first quarter resettlement charge at Strategic Energy and by higher expenses at the holding company.

Core earnings per share for 2007 reflect $0.14 per share in additional dilution compared to 2006 resulting from the full-year impact of Great Plains Energy’s May 2006 issuance of 5.25 million shares of common stock and the FELINE PRIDES-related issuance of 5.18 million shares in February 2007.

”Although 2007 was a challenging year for Great Plains Energy, we remain enthusiastic about the prospects for our Company,” commented Chairman and CEO Mike Chesser. “Our long-term growth path remains clear.  Completion of the Aquila acquisition, fulfillment of our Comprehensive Energy Plan, and the conclusion of our strategic assessment for Strategic Energy will provide a platform for future growth in earnings and dividends for Great Plains Energy shareholders.”

More

-Page 2-

For the fourth quarter of 2007, reported earnings of $47.7 million or $0.56 per share rose $13.6 million or $0.14 per share compared to the same period last year. Core earnings were $31.2 million or $0.36 per share in the fourth quarter of 2007 compared to $25.5 million or $0.31 per share in the fourth quarter of 2006.  Retail and wholesale revenues at KCP&L were the primary drivers of the improvement, partially offset by higher purchased power expense and an increase in holding company costs.

Earnings Guidance
Due to the status and timing of the Aquila transaction and the Company’s strategic alternatives assessment for Strategic Energy, Great Plains Energy is not issuing 2008 guidance or confirming future years’ guidance at this time. The Company expects to issue guidance later in 2008 upon conclusion of these initiatives.

BUSINESS SEGMENTS

Kansas City Power & Light
Reported earnings were $156.8 million or $1.84 per share compared to $149.6 million or $1.91 per share last year. Core earnings at KCP&L were $146.4 million or $1.72 per share for the full-year 2007 compared to $141.0 million or $1.80 per share in 2006.

Revenues for the full-year 2007 increased to $1.29 billion, a 13% increase over 2006.  Retail revenues rose to $1.04 billion in 2007 compared to $935.5 million in 2006 due primarily to new retail rates, with favorable weather and load growth also contributing.  Wholesale revenues rose to $234.0 million, a 23% increase from the 2006 level of $190.4 million. The increase in wholesale revenues was attributable mainly to volume growth.

Partially offsetting the retail and wholesale revenue growth in 2007 were the following:
•     A three-fold increase in purchased power expense compared to 2006 due to increased purchased power volumes primarily from plant outages in the first and second quarters of 2007;
•     Higher operating expenses due to increased depreciation and amortization expense and higher pension costs; and
•     Higher interest expense incurred to finance Comprehensive Energy Plan projects.

More

-Page 3-

KCP&L fourth quarter reported earnings for 2007 rose 43% over 2006 levels, to $41.7 million or $0.49 per share from $29.3 million or $0.36 per share in 2006.  Fourth quarter core earnings of $34.7 million or $0.40 per share were 37% higher than 2006’s levels of $25.4 million or $0.31 per share.  The improvement in core earnings from the same quarter a year ago was driven primarily by a 12% increase in retail revenues from $193.1 million in 2006 to $215.9 million in 2007, as well as a 54% increase in wholesale revenues from $53.0 million in 2006 to $82.0 million in 2007.  KCP&L’s total fourth quarter revenues were $301.9 million compared to $249.8 million in the fourth quarter of 2006.

The improved wholesale results for the 2007 fourth quarter were attributable to both higher volumes and higher average prices than 2006.  These positive impacts were tempered somewhat by higher purchased power volume compared to the fourth quarter of 2006.

KCP&L continued the execution of its Comprehensive Energy Plan in 2007. The Selective Catalytic Reduction system at LaCygne 1 was completed on-time and on-budget and placed into service in the second quarter. Progress continued on the Iatan 1 environmental project, currently estimated to be completed by year-end 2008 and construction of the Iatan 2 coal-fired plant, estimated to be in-service in the summer of 2010. The Company’s demand response and energy efficiency programs began to have a meaningful impact in reducing summer peak load requirements in 2007. Finally, for the second consecutive year, KCP&L received constructive regulatory treatment in its Missouri and Kansas rate cases. KCP&L expects to file its next rate cases in mid-2008.

Despite the substantial progress in 2007, the construction environment entering 2008 for the Iatan 1 and Iatan 2 projects remains challenging, particularly the tight market conditions for skilled labor and the lengthening lead times for deliveries of materials.  KCP&L has now completed approximately 75 percent of the engineering for Iatan 2 and is conducting an updated assessment of the projects' cost and schedule. The results of the assessment are expected to be available in the second quarter of 2008.

Strategic Energy
Reported earnings for the full-year 2007 were $38.4 million or $0.45 per share compared to a loss of $9.9 million or $0.13 loss per share in 2006. Strategic Energy’s full-year 2007 core earnings were
$7.6 million or $0.09 per share compared to $23.5 million or $0.30 per share in 2006. Mark-to-market impacts for the full-year 2007 resulted in a reported earnings gain of $31.3 million due to generally higher power prices during the year compared to a loss of $33.4 million in 2006.

More

-Page 4-

Strategic Energy’s full-year 2007 revenue was $1.97 billion, up 29% compared to 2006.  Though revenues were boosted by a 22% rise in delivered volumes in 2007, the favorable impact was more than offset by higher power prices, a first quarter resettlement charge, customer attrition in the small customer segment, and higher bad debt expense. The average retail gross margin per MWh in 2007 was $6.99 compared to $2.52 in 2006.  Excluding unrealized net mark-to-market impacts, the average retail gross margin per MWh in 2007 was $4.39 compared to $5.93 in the previous year.

For the fourth quarter Strategic Energy had reported earnings of $21.9 million or $0.26 per share compared to $7.7 million or $0.10 per share in the fourth quarter of 2006. Core earnings were $3.7 million or $0.04 per share compared to $3.1 million or $0.04 per share in last year’s fourth quarter.  Slightly higher core earnings in the fourth quarter of 2007 compared to the same period in 2006 were driven by higher delivered volume at a slightly lower average retail gross margin per MWh, excluding unrealized net mark-to-market impacts, partially offset by higher bad debt expense.

Strategic Energy exhibited strong sales performance in 2007. While there was a slight decrease in fourth quarter backlog, total backlog at the end of the year grew to 36.6 million MWhs, up 12% compared to the end of 2006. Backlog for 2008 of 18.5 million MWhs at the end of 2007 increased 25% compared to 14.7 million MWhs in backlog for 2007 at the end of 2006. Strategic Energy’s full-year 2007 retention rate including month-to-month customers was 68%, down slightly from 71% for 2006; however, the fourth quarter 2007 retention rate including month-to-month customers of 87% was stronger than the 85% level for the same period a year earlier.

In November 2007, Great Plains Energy announced that it would conduct a strategic review of Strategic Energy.  Alternatives to be considered included a continuation of Strategic Energy in its current state, joint ventures, or sales of part or all of the Company.  Great Plains expects to announce the results of its review by the end of the first quarter of 2008.

Other
Reported results for the “other” segment, which mainly includes the Company’s investments in affordable housing and unallocated corporate charges, for the full-year 2007 were a loss of $37.6 million or $0.44 loss per share compared to a loss of $13.7 million or $0.17 loss per share last year.  Core results in the “other” category for the full-year 2007 were a loss of $20.6 million or $0.24 loss per share in 2007 compared to a loss of $13.6 million or $0.17 loss per share in 2006.  The difference

More

-Page 5-

between core and reported results for full-year 2007 reflected the unrealized mark-to-market impact of interest rate hedging and transition non-labor costs related to the Aquila merger.

Reported results for the 2007 quarter were a loss of $15.9 million, or $0.19 loss per share, compared to a loss of $2.9 million, or $0.04 loss per share in the 2006 quarter. In the fourth quarter of 2007, core results for the “other” category were a loss of $7.2 million or $0.08 loss per share compared to a loss of $3.0 million or $0.04 loss per share last year.

The greater core earnings loss in the other category for both the fourth quarter and full-year is primarily attributable to a decline in available tax credits from affordable housing investments and overall higher expenses at the holding company, including $1.8 million and $4.7 million, respectively, of labor related expenses related to the Aquila transaction that would otherwise be reflected in the KCP&L segment.

Non-GAAP Financial Measures
Great Plains Energy provides in its earnings releases descriptions of “core earnings” in addition to earnings calculated in accordance with GAAP. Great Plains Energy also provides its earnings guidance in terms of core earnings.  Core earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. Core earnings for historical periods are reconciled to GAAP earnings in attachment B and C. The Company also provides Strategic Energy average retail gross margin per MWh, excluding unrealized net mark-to-market impacts, in addition to average retail gross margin per MWh calculated in accordance with GAAP.

The Company believes core earnings provide to investors a meaningful indicator of its results that is comparable among periods because it excludes the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts. These items are excluded from core earnings because they may not be indicative of Great Plains Energy’s prospective earnings potential.  Investors should note that this non-GAAP measure involves judgments by management, including whether an item is classified as an unusual item, and the Company’s definition of core earnings may differ from similar terms used by other companies. The impact of these items could be material to operating results presented in accordance with GAAP. The Company believes average retail gross margin per MWh excluding unrealized net mark-to-market impacts removes non-cash timing differences that occur during the term of the contracts prior to delivery and impact only one

More

-Page 6-

side of the overall buy-sell transaction and provides investors with a measure of average retail gross margin per MWh that more accurately reflects Strategic Energy’s realized margin on delivered MWhs.

Core earnings are used internally to measure performance against budget and in reports for management and the Board of Directors and are a component, subject to adjustment, of employee and executive incentive compensation programs.   Average retail gross margin per MWH excluding unrealized net mark-to-market impacts is used by management and the Board of Directors as a measurement of Strategic Energy’s realized retail gross margin per delivered MWh.

About Great Plains Energy:
Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest, and Strategic Energy L.L.C., a competitive electricity supplier.  More information about the company is available on the Internet at: http://www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call for analyst and webcast is scheduled for 9 a.m. ET tomorrow, to review the company’s full-year and fourth quarter 2007 financial results.

A live audio webcast of the conference call, presentation slides, and the earnings press release will be available on the Investor Relations page of Great Plains Energy’s Web site at www.greatplainsenergy.com.

The conference call can be accessed by dialing 800-240-7305 five to ten minutes prior to the scheduled start time.  The confirmation code is 11106752.

A replay and transcript of the call will be available later in the day by accessing the investor section of the company’s website at www.greatplainsenergy.com.  A replay of the conference call will also be available for one week following the call by dialing 800-405-2236 or 303-590-3000.   The confirmation code is 11106752.

The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on Great Plain's investor relations Web site at: http://www.greatplainsenergy.com.

More

-Page 7-

Forward Looking Statements:
Information Concerning Forward-Looking Statements -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, statements regarding projected delivered volumes and margins, the outcome of regulatory proceedings, cost estimates of the comprehensive energy plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses and the effects of competition; workforce risks including compensation and benefits costs; performance of projects undertaken by non-regulated businesses and the success of efforts to invest in and develop new opportunities; the ability to successfully complete merger, acquisitions or divestiture plans (including the acquisition of Aquila, Inc., and Aquila’s sale of assets to Black Hills Corporation); the outcome of Great Plains Energy’s review of strategic and structural alternatives for its subsidiary Strategic Energy, L.L.C.; and other risks and uncertainties.  Other risk factors are detailed from time to time in Great Plains Energy’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  This list of factors is not all-inclusive because it is not possible to predict all factors.

More

-Page 8-
Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
Operating Revenues	(millions, except per share amounts)
Electric revenues - KCP&L	$301.9	$249.8	$1,292.7	$1,140.4
Electric revenues - Strategic Energy	504.1	405.1	1,972.8	1,532.1
Other revenues	0.2	0.6	1.6	2.8
Total	806.2	655.5	3,267.1	2,675.3
Operating Expenses
Fuel	59.3	51.4	245.5	229.5
Purchased power - KCP&L	20.6	7.6	101.0	26.4
Purchased power - Strategic Energy	443.9	372.9	1,830.7	1,490.3
Skill set realignment costs	(8.9)	(6.5)	(8.9)	9.4
Operating expenses - KCP&L	72.4	63.6	295.8	260.3
Selling, general and administrative - non-regulated	27.4	20.4	91.7	67.7
Maintenance	19.1	17.9	91.7	83.8
Depreciation and amortization	46.7	41.9	183.8	160.5
General taxes	27.5	25.4	115.8	112.6
Gain on property	-	-	-	(0.6)
Other	0.1	-	0.2	-
Total	708.1	594.6	2,947.3	2,439.9
Operating income	98.1	60.9	319.8	235.4
Non-operating income	5.6	3.2	14.8	19.9
Non-operating expenses	(0.9)	(1.1)	(5.7)	(6.7)
Interest charges	(28.4)	(18.1)	(96.2)	(71.2)
Income before income taxes and loss from equity investments	74.4	44.9	232.7	177.4
Income taxes	(25.4)	(9.6)	(71.5)	(47.9)
Loss from equity investments, net of income taxes	(0.9)	(0.9)	(2.0)	(1.9)
Net income	48.1	34.4	159.2	127.6
Preferred stock dividend requirements	0.4	0.3	1.6	1.6
Earnings available for common shareholders	$47.7	$34.1	$157.6	$126.0

Average number of common shares outstanding	85.7	80.2	84.9	78.0
Average number of diluted common shares outstanding	85.8	80.7	85.2	78.2

Basic earnings per common share	$0.56	$0.42	$1.86	$1.62
Diluted earnings per common share	$0.56	$0.42	$1.85	$1.61

Cash dividends per common share	$0.415	$0.415	$1.66	$1.66

More

-Page 9-
Attachment B

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2007	2006	2007	2006
	(millions)
KCP&L	$156.8	$149.6	$1.84	$1.91
Strategic Energy	38.4	(9.9)	0.45	(0.13)
Other	(36.0)	(12.1)	(0.42)	(0.15)
Net income	159.2	127.6	1.87	1.63
Preferred dividends	(1.6)	(1.6)	(0.02)	(0.02)
Earnings available for common shareholders	$157.6	$126.0	$1.85	$1.61

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$157.6	$126.0	$1.85	$1.61
Reconciling items
KCP&L - allocation of holding company merger tax benefits	(5.7)	-	(0.07)	-
KCP&L - skill set realignment costs	(5.5)	5.8	(0.06)	0.07
KCP&L - mark-to-market impact of interest rate hedge	0.8	-	0.01	-
KCP&L - Hawthorn No. 5 litigation recoveries	-	(14.4)	-	(0.18)
Strategic Energy - mark-to-market impacts
from energy contracts	(31.3)	33.4	(0.37)	0.43
Strategic Energy - allocation of holding company
merger tax benefits	(0.3)	-	-	-
Strategic Energy - alternatives review retention	0.8	-	0.01	-
Other - merger transition non-labor costs	6.7	-	0.08	-
Other - mark-to-market impact of interest rate hedge	10.3	-	0.12	-
Other - skill set realignment costs	-	0.1	-	-
Core earnings	$133.4	$150.9	$1.57	$1.93

Core earnings
KCP&L	$146.4	$141.0	$1.72	$1.80
Strategic Energy	7.6	23.5	0.09	0.30
Other	(20.6)	(13.6)	(0.24)	(0.17)
Core earnings	$133.4	$150.9	$1.57	$1.93

More

-Page 10-
Attachment C

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2007	2006	2007	2006
	(millions)
KCP&L	$41.7	$29.3	$0.49	$0.36
Strategic Energy	21.9	7.7	0.26	0.10
Other	(15.5)	(2.6)	(0.19)	(0.03)
Net income	48.1	34.4	0.56	0.43
Preferred dividends	(0.4)	(0.3)	-	(0.01)
Earnings available for common shareholders	$47.7	$34.1	$0.56	$0.42

Reconciliation of GAAP to Non-GAAP
Earnings available for common shareholders	$47.7	$34.1	$0.56	$0.42
Reconciling items
KCP&L - allocation of holding company merger tax benefits	(2.3)	-	(0.04)	-
KCP&L - skill set realignment costs	(5.5)	(3.9)	(0.06)	(0.05)
KCP&L - mark-to-market impact of interest rate hedging	0.8	-	0.01	-
Strategic Energy - mark-to-market impacts
from energy contracts	(19.1)	(4.6)	(0.23)	(0.06)
Strategic Energy - allocation of holding company
merger tax benefits	0.1	-	-	-
Strategic Energy - alternatives review retention	0.8	-	0.01	-
Other - merger transition non-labor costs	4.0	-	0.06	-
Other - mark-to-market impact of interest rate hedge	4.7	-	0.05	-
Other - skill set realignment costs	-	(0.1)	-	-
Core earnings	$31.2	$25.5	$0.36	$0.31

Core earnings
KCP&L	$34.7	$25.4	$0.40	$0.31
Strategic Energy	3.7	3.1	0.04	0.04
Other	(7.2)	(3.0)	(0.08)	(0.04)
Core earnings	$31.2	$25.5	$0.36	$0.31

More

-Page 11-
Attachment D

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended December 31, 2007
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other
	(millions)
Operating revenues	$806.2	$301.9	$504.3	$-
Fuel	(59.3)	(59.3)	-	-
Purchased power	(464.5)	(20.6)	(443.9)	-
Skill set realignment costs	8.9	8.9	-	-
Other operating expense	(146.5)	(117.4)	(20.4)	(8.7)
Depreciation and amortization	(46.7)	(44.7)	(2.0)	-
Operating income (loss)	98.1	68.8	38.0	(8.7)
Non-operating income (expenses)	4.7	4.1	1.1	(0.5)
Interest charges	(28.4)	(17.6)	(0.5)	(10.3)
Income taxes	(25.4)	(13.6)	(16.7)	4.9
Loss from equity investments	(0.9)	-	-	(0.9)
Net income (loss)	$48.1	$41.7	$21.9	$(15.5)
Earnings (loss) per GPE common share	$0.56	$0.49	$0.26	$(0.19)

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Year Ended December 31, 2007
(Unaudited)

	Consolidated		Strategic
	GPE	KCP&L	Energy	Other
	(millions)
Operating revenues	$3,267.1	$1,292.7	$1,974.4	$-
Fuel	(245.5)	(245.5)	-	-
Purchased power	(1,931.7)	(101.0)	(1,830.7)	-
Skill set realignment costs	8.9	8.9	-	-
Other operating expense	(595.2)	(500.4)	(72.5)	(22.3)
Depreciation and amortization	(183.8)	(175.6)	(8.2)	-
Operating income (loss)	319.8	279.1	63.0	(22.3)
Non-operating income (expenses)	9.1	6.6	4.1	(1.6)
Interest charges	(96.2)	(69.6)	(2.9)	(23.7)
Income taxes	(71.5)	(59.3)	(25.8)	13.6
Loss from equity investments	(2.0)	-	-	(2.0)
Net income (loss)	$159.2	$156.8	$38.4	$(36.0)
Earnings (loss) per GPE common share	$1.85	$1.84	$0.45	$(0.44)

More

-Page 12-
Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	December 31
	2007	2006
ASSETS	(millions)
Current Assets
Cash and cash equivalents	$67.1	$61.8
Restricted cash	0.7	-
Receivables, net	427.4	339.4
Fuel inventories, at average cost	35.9	27.8
Materials and supplies, at average cost	64.0	59.8
Deferred refueling outage costs	6.5	13.9
Refundable income taxes	10.7	9.8
Deferred income taxes	19.8	39.6
Derivative instruments	7.6	6.9
Other	15.2	11.8
Total	654.9	570.8
Nonutility Property and Investments
Affordable housing limited partnerships	17.3	23.1
Nuclear decommissioning trust fund	110.5	104.1
Other	13.7	15.6
Total	141.5	142.8
Utility Plant, at Original Cost
Electric	5,450.6	5,268.5
Less-accumulated depreciation	2,596.9	2,456.2
Net utility plant in service	2,853.7	2,812.3
Construction work in progress	530.2	214.5
Nuclear fuel, net of amortization of $120.2 and $103.4	60.6	39.4
Total	3,444.5	3,066.2
Deferred Charges and Other Assets
Regulatory assets	400.1	434.4
Goodwill	88.1	88.1
Derivative instruments	45.8	3.5
Other	46.2	29.9
Total	580.2	555.9
Total	$4,821.1	$4,335.7

More

-Page 13-
Attachment E Continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	December 31
	2007	2006
LIABILITIES AND CAPITALIZATION	(millions)
Current Liabilities
Notes payable	$42.0	$-
Commercial paper	365.8	156.4
Current maturities of long-term debt	0.3	389.7
EIRR bonds classified as current	-	144.7
Accounts payable	406.5	322.7
Accrued taxes	24.8	24.1
Accrued interest	16.7	14.1
Accrued compensation and benefits	22.5	33.3
Pension and post-retirement liability	1.3	1.0
Derivative instruments	81.0	91.5
Other	29.3	25.5
Total	990.2	1,203.0
Deferred Credits and Other Liabilities
Deferred income taxes	624.8	622.8
Deferred investment tax credits	27.0	28.5
Asset retirement obligations	94.5	91.8
Pension and post-retirement liability	157.2	176.2
Regulatory liabilities	144.1	114.7
Derivative instruments	1.6	61.1
Other	71.9	49.2
Total	1,121.1	1,144.3
Capitalization
Common shareholders' equity
Common stock-150,000,000 shares authorized without par value
86,325,136 and 80,405,035 shares issued, stated value	1,065.9	896.8
Retained earnings	506.9	493.4
Treasury stock-90,929 and 53,499 shares, at cost	(2.8)	(1.6)
Accumulated other comprehensive loss	(2.1)	(46.7)
Total	1,567.9	1,341.9
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt	1,102.9	607.5
Total	2,709.8	1,988.4
Commitments and Contingencies
Total	$4,821.1	$4,335.7

More

-Page 14-
Attachment F

GREAT PLAINS ENERGY
Statistical Summary

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
KCP&L
Retail revenues (millions)	$215.9	$193.1	$1,041.5	$935.5
Wholesale revenues (millions)	$82.0	$53.0	$234.0	$190.4
Average non-firm wholesale price per MWh	$43.42	$37.68	$42.47	$42.56
Wholesale MWh sales (thousands)	1,949	1,436	5,635	4,676
Heating degree days	1,927	1,696	4,925	4,052
Cooling degree days	56	60	1,637	1,724
Equivalent availability - coal plants	86%	87%	80%	83%
Capacity factor - coal plants	82%	83%	76%	77%

Strategic Energy
Average retail gross margin per MWh	$11.55	$7.56	$6.99	$2.52
Change in fair value related to non-hedging energy
contracts and from cash flow hedge ineffectiveness	6.18	1.82	2.60	(3.41)
Average retail gross margin per MWh without fair
value impacts [1]	$5.37	$5.74	$4.39	$5.93

MWhs delivered (thousands)	5,221	4,260	20,329	16,644
Average duration - new and resigned contracts (months)	13	19	16	18
MWh sales (thousands)	5,021	11,007	26,281	33,220
Retention rate	84%	81%	59%	61%
Retention rate including month to month customers	87%	85%	68%	71%
[1]This is a non-GAAP financial measure that differs from GAAP because it excludes the impact of unrealized fair value gains or losses. Management believes this measure is more reflective of average retail gross margins on MWhs delivered due to the non-cash nature and volatility of changes in fair value related to non-hedging energy contracts and from cash flow hedge ineffectiveness. Management and the Board of Directors use this as a measurement of Strategic Energy's realized average retail gross margin per delivered MWh, which are settled upon delivery at contracted prices.

###